EXHIBIT (a)(1)(C)
AMKOR TECHNOLOGY, INC.
ELECTION FORM FOR
OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS
     Before signing this election form, please make sure you have received, read and understand the documents that make up this offer, including: (1) the Offer to Amend the Exercise Price of Certain Options (the “Offer to Amend”); (2) the e-mail from James J. Kim, dated November 22, 2006; (3) this election form; (4) the withdrawal form; (5) the presentation by Deloitte & Touche LLP describing the Offer to Amend; and (6) your personalized addendum containing information regarding your eligible option(s). The offer is subject to the terms of these documents as they may be amended.
     The offer provides eligible option holders who hold eligible stock options the opportunity to amend certain outstanding options and receive cash payments, as described in Section 2 of the Offer to Amend. This offer expires at 5:00 p.m., Mountain Time, on December 21, 2006 unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.
     If you participate in this offer, you must accept the offer with respect to all of the shares subject to an outstanding eligible option grant granted to you under the Amkor Technology, Inc. 1998 Stock Plan. Vesting of any amended options on any date is subject to your continued employment with Amkor through each relevant vesting date.
BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH
IN THE OFFER DOCUMENTS.
     If you would like to participate in this offer, please read the instructions and indicate your election by checking the box below and completing and signing this election form. You will receive an addendum regarding your specific eligible options in a separate e-mail and you must enter the option number and option date of grant below for each option you wish to be amended. You may withdraw this election as to some or all of your options by submitting a properly completed and signed withdrawal form prior to the expiration date which will be 5:00 p.m., Mountain Time, December 21, 2006 unless extended.
     YES, I accept the Offer to Amend with respect to the following eligible option(s):
          ☐ Option Number:                                          Date of Grant:
          ☐ Option Number:                                          Date of Grant:
     If you elect to accept, all of the applicable options will be irrevocably amended to increase the exercise price on the last date on which this offer remains open for acceptance, which is expected to be December 21, 2006.

Employee Signature

Employee Name (Please print)	Corporate E-mail Address (If none, state other e-mail address at which you can be contacted)	Date and Time

RETURN BEFORE 5:00 P.M., MOUNTAIN TIME, ON DECEMBER 21, 2006 VIA FAX OR E-MAIL TO:		Tammy Honnas
Amkor Technology, Inc.
Fax: (480) 722-0676
E-mail: 409A@amkor.com

AMKOR TECHNOLOGY, INC.
OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS
ELECTION FORM INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1. Delivery of Election Form.
     A properly completed and signed original of this election form (or a facsimile of it) must be received by Tammy Honnas either via fax at (480) 722-0676 or via e-mail at 409A@amkor.com, attention: Tammy Honnas, on or before 5:00 p.m., Mountain Time, on December 21, 2006 (referred to as the expiration date).
     The delivery of all required documents, including election forms, is at your risk. Delivery will be deemed made only when actually received by Tammy Honnas. You may fax your election form to Tammy Honnas at (480) 722-0676, or send it via e-mail to 409A@amkor.com, attention: Tammy Honnas. In all cases, you should allow sufficient time to ensure timely delivery. Amkor intends to confirm the receipt of your election form by e-mail within two U.S. business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your election form has been received by December 21, 2006. Only responses that are complete, signed and actually received by Tammy Honnas by the deadline will be accepted. Responses may only be submitted via fax or e-mail. Responses submitted by any other means, including hand delivery, are not permitted.
     Tammy Honnas’ receipt of your election form is not by itself an acceptance of your options for amendment. For purposes of the offer, we will be deemed to have accepted options for exchange with respect to which valid elections have been made and not properly withdrawn by you as of when we give oral or written notice to the option holders generally of our acceptance of such options, which notice may be made by press release, e-mail or other method of communication.
     Amkor will not accept any alternative, conditional or contingent elections. Although it is Amkor’s intent to send you an e-mail confirmation of receipt of this election form, by signing this election form, you waive any right to receive any notice of the receipt of the election with respect to your options, except as provided for in the Offer to Amend. Any confirmation of receipt sent to you will merely be a notification that Tammy Honnas has received your election form and does not mean that your options have been amended. Your options that are accepted will be amended on the same day as the expiration of the offer, which is scheduled to be December 21, 2006.
2. Withdrawal.
     If you have previously elected to accept this offer with respect to your options, you may withdraw that election with respect to some or all of the options with respect to which you have chosen to accept this offer at any time before the expiration date, which is expected to be 5:00 p.m., Mountain Time, on December 21, 2006. If we extend the offer, you may withdraw your options at any time until the extended expiration date.
     In addition, although we intend to accept all options with respect to which valid elections have been made promptly after the expiration of this offer, if we have not accepted your options by 10:00 p.m., Mountain Time, on January 22, 2007, you may withdraw your options at any time thereafter.
     To validly withdraw some or all of the options with respect to which you have previously chosen to accept this offer, you must deliver to Tammy Honnas either via fax to (480) 722-0676 or via e-mail to 409A@amkor.com, attention: Tammy Honnas, in accordance with the procedures listed in

Section 5 above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options (before the expiration date). You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Any options you do not withdraw will remain bound pursuant to your prior election form. Tammy Honnas must receive the properly completed and signed withdrawal form before the expiration date. The expiration date will be 5:00 p.m., Mountain Time, on December 21, 2006, unless we extend the offer.
3. Elections.
     If you intend to accept the offer with respect to an option grant, you must accept the offer with respect to all of the shares subject to the option grant, except as noted herein. You may not pick and choose which of the shares subject to an option grant with which you choose to accept this offer. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised.
4. Signatures on this Election Form.
     If this election form is signed by the holder of the options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.
     If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Amkor of the authority of that person to act in that capacity must be submitted with this election form.
5. Other Information on This Election Form.
     In addition to signing this election form and inserting the option identification number and option date of grant from your personalized addendum, you must print your name and indicate the date and time at which you signed. You must also include your current corporate e-mail address.
6. Requests for Assistance or Additional Copies.
     You should direct questions about the terms of this offer or the tax consequences affecting your options to Jerry Allison at 409A@amkor.com
  You should direct questions about this election form or any requests for additional copies of the Offer to Amend to Tammy Honnas at:
Tammy Honnas
Amkor Technology, Inc.
Phone: (480) 821-2408
E-mail: 409A@amkor.com
Copies will be furnished promptly at the expense of Amkor Technology, Inc.
7. Irregularities.
     We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options with respect to which elections have been made that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all options with respect to which proper elections are made that are not validly withdrawn by you. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.
     Important: The election form (or a facsimile copy of it) together with all other required documents must be received by Tammy Honnas, on or before 5:00 p.m., Mountain Time, on December 21, 2006.
8. Additional Documents to Read.
     You should be sure to read the offer and all documents referenced therein before deciding to participate in the offer.
9. Important Tax Information.
     You should refer to Section 14 of the Offer to Amend and Schedule C, D, and E of the Offer to Amend, if applicable, which contain important U.S. and non-U.S. federal income tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.